                                                                   EXHIBIT 12(A)

                            THE SEAGRAM COMPANY LTD.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)

                                                                   FIVE-MONTH
                                             FISCAL      FISCAL    TRANSITION
                                              YEAR        YEAR       PERIOD      FISCAL YEARS ENDED
                                              ENDED      ENDED       ENDED           JANUARY 31,
                                            JUNE 30,    JUNE 30,    JUNE 30,    ---------------------
               DESCRIPTION                    1998        1997        1996      1996    1995    1994
               -----------                  ---------   --------   ----------   -----   -----   -----
Earnings before income taxes and minority
  interest (restated for discontinued
  operations).............................   $1,566      $  788      $  29      $ 287   $ 311   $ 365
ADD (DEDUCT):
Equity in net earnings of less than 50%
  owned affiliates........................        3         (28)        (4)       (20)     --      --
Dividends from less than 50% owned
  affiliates..............................       10          12          9          4      --      --
Fixed charges.............................      385         351        166        380     387     330
Interest capitalized, net of
  amortization............................       (2)         (2)        (4)        (2)     (1)     --
                                             ------      ------      -----      -----   -----   -----
EARNINGS AVAILABLE FOR FIXED CHARGES......   $1,962      $1,121      $ 196      $ 649   $ 697   $ 695
                                             ======      ======      =====      =====   =====   =====

FIXED CHARGES:
Interest expense..........................   $  318      $  285      $ 136      $ 338   $ 363   $ 307
Proportionate share of 50% owned companies
  fixed charges...........................       18          16          8          6      --      --
Portion of rent expense deemed to
  represent interest factor...............       49          50         22         36      24      23
                                             ------      ------      -----      -----   -----   -----
FIXED CHARGES.............................   $  385      $  351      $ 166      $ 380   $ 387   $ 330
                                             ======      ======      =====      =====   =====   =====

RATIO OF EARNINGS TO FIXED CHARGES........     5.10        3.19       1.18       1.71    1.80    2.11
                                             ------      ------      -----      -----   -----   -----

                                        3